We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2015, relating to the financial statements and financial highlights of UTC North American Fund, Inc. for the year ended December 31, 2014, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
April 24, 2015

COHEN FUND AUDIT SERVICES, LTD. I CLEVELAND I MILWAUKEE I 216.649.1700 Registered with the Public Company Accounting Oversight Board.	cohenfund.com